Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 14, 2014, except for the effects of the revision discussed in Note R to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is January 7, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in AngioDynamics, Inc.'s Annual Report on Form 10-K/A for the year ended May 31, 2014.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts
April 15, 2015